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COMPANY CONTACT:
KAREN NOCHER
ACUITY BRANDS, INC.
(404) 853-1437


                             ACUITY BRANDS APPOINTS
                          ERNST & YOUNG LLP AS AUDITOR


ATLANTA, APRIL 30, 2002 - Acuity Brands, Inc. (NYSE: AYI) today announced that it has appointed Ernst & Young LLP as the company's independent auditor for the fiscal year ending August 31, 2002. Ernst & Young LLP replaces Arthur Andersen LLP as the company's independent auditor. The selection of a new auditing firm was not the result of any disagreement between Acuity Brands and Arthur Andersen on any matter of accounting practices or financial disclosure.

James S. Balloun, Chairman, President, and Chief Executive Officer of Acuity Brands, said, "We look forward to having Ernst & Young perform auditing services for Acuity Brands. We are confident this firm will provide a highly qualified audit team to serve as our independent accountants.

"While we have decided to change our auditing firm, I would like to thank Arthur Andersen for its prior service, dedication and professionalism when working with Acuity Brands," concluded Balloun.

Acuity Brands, Inc., whose businesses had fiscal year 2001 sales of approximately $2.0 billion, is comprised of the Acuity Lighting Group and Acuity Specialty Products. The Acuity Lighting Group is the world's largest lighting fixture manufacturer and includes brands such as Lithonia(R), Holophane(R), Peerless(R), and Hydrel(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Enforcer(R), and Selig(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs 11,800 people and has operations throughout North America and in Europe.